Exhibit 99.1

Monthly/Quarterly Reporting Package
April 2022

Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Trustee	Manager
GLAS Trust Company, LLC	Hilco JCP, LLC
3 Second Street, Suite 206	5 Revere Drive, Suite 410
Jersey City, NJ 07311	Northbrook, IL
Contact: Yana Kislenko	Contact: Larry Finger
Phone: 201-839-2183	Phone: 703-244-4588
Email: yana.kislenko@glas.agency	Email: lfinger@ctltrust.net

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Forward-Looking Statements & Non-GAAP Presentation

This distribution statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on our beliefs as well as on a number of assumptions concerning future events. Readers of these materials are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements.

Certain of the financial measures presented in this distribution statement are non-GAAP financial measures, other metrics and other information. We believe that non-GAAP financial measures, other metrics and other information provide useful information to investors regarding our financial condition, result of operations and other matters. The non-GAAP financial measures, other metrics and information as presented in this distribution statement may be adjusted in management’s reasonable judgment as appropriate, taking into account a variety of circumstances, facts and conditions. These adjustments may be material and may or may not be specifically identified in footnotes or otherwise. Our measures, metrics and other information (and the methodologies used to derive them) may not be comparable to those used by other companies.

Please refer to Section III of this distribution statement, titled “Disclaimer”, for additional information.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

SECTION I
Monthly Reporting Schedules

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Certificate Distribution Detail

CUSIP	Aggregate Certificates Outstanding	Aggregate Net Sales Proceeds Distribution	Aggregate Net Operations Distribution	Aggregate Total Distribution
217519107	75,000,000	$1,820,977.00	$8,127,488.95	$9,948,465.95

Per Certificate
CUSIP	Aggregate Certificates Outstanding	Aggregate Net Sales Proceeds Distribution	Aggregate Net Operations Distribution	Aggregate Total Distribution
217519107	75,000,000	$0.024280	$0.108366	$0.132646

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Cash Sources and Uses

Sources of Cash from Operations		Uses of Cash from Operations
Distribution Center Master Lease Rent	$—	Accounting and Financial Reporting	$47,360.00
Retail Master Lease Rent	9,218,296.58	Investor Relations	9,299.00
Total Rent	$9,218,296.58	Legal	111,342.75
		Insurance	(10,922.00)
Sales & Use Tax Recovery	$61,073.64	Management Fees -Operations and Other Professional Fees	530,233.89
Other	$1,032.03	BOV’s and Other	404,307.11
Total Other Sources of Cash	$62,105.67	Total Operating Expenses	$1,091,620.75

		Taxes to be Recovered from Tenant	$61,292.55
		Formation, Closing & Related Costs	—
		Total Other Uses of Cash	$61,292.55
Total Sources of Cash from Operations	$9,280,402.25	Total Uses of Cash from Operations	$1,152,913.30

Sources of Cash from Sales / Capital Activity		Uses of Cash from Sales / Capital Activity
Distribution Center Gross Sales Proceeds	$—	Management Fees -Sales	$—
Retail Master Lease Gross Sales Proceeds	—	Third Party Expenses: Distribution Center Sales	295.00
Total Gross Sales Proceeds	$—	Third Party Expenses: Retail Sales	5,465.00
		Prepaid Sales Expenses	173,263.00
Other Financing / Capital Activity	$—	Other	—
Other	2,000,000.00	Total Expenses of Sales	$179,023.00
Total Other	$2,000,000.00	Cash Provided (Used) Sales / Capital Activity	—
Total Sources of Cash from Sales / Capital Activity	$2,000,000.00	Total Uses of Cash from Sales / Capital Activity	$179,023.00

Net Cash Available for Distribution
Total Sources of Cash from Operations	$9,280,402.25
Total Uses of Cash from Operations	(1,152,913.30)
Net Cash Provided by Operations	$8,127,488.95

Total Sources of Cash from Sales / Capital Activity	$2,000,000.00
Total Uses of Cash from Sales / Capital Activity	(179,023.00)
Net Cash Provided by Sales / Capital Activity	$1,820,977.00

Net Cash Available for Distribution	$9,948,465.95

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Cash Distributions

Distribution Date	Net Rental Income Distribution	Sales and Capital Activity Distribution	Total Distributions
10-May-22	$8,127,488.95	$1,820,977.00	$9,948,465.95
11-Apr-22	8,249,305.19	(186,837.75)	8,062,467.44
10-Mar-22	8,368,341.85	(110,600.00)	8,257,741.85
10-Feb-22	3,606,005.38	20,793,303.11	24,399,308.49
10-Jan-22	5,557,146.98	595,294,173.94	600,851,320.92
10-Dec-21	6,532,239.75	50,434,348.59	56,966,588.34
10-Nov-21	6,187,382.35	—	6,187,382.35
12-Oct-21	6,484,666.36	118,150,023.75	124,634,690.11
10-Sept-21	6,642,375.46	—	6,642,375.46
10-Aug-21	6,837,204.31	31,544,164.52	38,381,368.83
12-July-21	6,822,411.96	—	6,822,411.96
10-June-21	6,449,331.63	—	6,449,331.63

Trailing 12 mos.	$79,863,900.17	$817,739,553.16	$897,603,453.33

Inception to Date	$95,245,440.87	$817,739,553.16	$912,984,994.03

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Property Sales This Month

Sale Date	Property ID	Property Name	Square Feet	Rent for Lease Year at Closing Date [1]	Gross GAAP Basis [2]	Gross Sales Price	Net Sales Price[3]	Net Sales Price Per Square Foot	Implied Cap. Rate/ Rent Yield at Closing [4]	Selling Cost	Selling Costs as Percentage of Gross Sales Price[5]	Selling Broker
Retail Property Sales This Month

Total Retail Property Sales this Month			—	$—	$—	$—	$—	$—	—%	$—	—%

Distribution Center Property Sales This Month

Total Distribution Center Properties this Month			—	$—	$—	$—	$—	$—	—%	$—	—%
Total Property Sales this Month			—	$—	$—	$—	$—	$—	—%	$—	—%
Property Sales this Month Average			—	$—	$—	$—	$—	$—	—%	$—	—%

Retail Properties			2,226,491	$10,607,823	$210,500,000	$276,850,000	$276,850,000	$124.34	3.83%	$11,563,822	4.18%
Distribution Centers			10,108,611	35,380,000	497,900,000	557,165,354	557,165,354	$55.12	6.35%	7,872,941	1.41%
Previous Distribution Period Total:			12,335,102	45,987,823	708,400,000	834,015,354	834,015,354	$67.61	5.51%	19,436,763	2.33%
Previous Distribution Periods Average:			616,755	$2,299,391	$35,420,000	$41,700,768	$41,700,768	$67.61	5.51%	$971,838	2.33%

Retail Properties			2,226,491	$10,607,823	$210,500,000	$276,850,000	$276,850,000	$124.34	3.83%	$11,563,822	4.18%
Distribution Centers			10,108,611	35,380,000	497,900,000	557,165,354	557,165,354	55.12	6.35%	7,872,941	1.41%
Cumulative Distribution to Date Total:			12,335,102	45,987,823	708,400,000	834,015,354	834,015,354	67.61	5.51%	19,436,763	2.33%
Cumulative Distribution to Date Average:			616,755	$2,299,391	$35,420,000	$41,700,768	$41,700,768	$67.61	5.51%	$971,838	2.33%
1 Annualized Monthly Rent (e.g. Monthly Rent due for in Sale Period X 12). Rental Abatement shall be disregarded.
2 GAAP Basis before depreciation and amortization. The Trust determined that fresh start accounting fair value (not cost) of the investment properties based upon the fair value of the individual assets and liabilities assumed as of the Effective Date (1/31/21).The total fair Value of the properties acquired was $1.935 Billion.
3 Net of credits provided to Buyer other than pro-rations. Selling costs are not netted in Net Sales Price
4 Gross Sales Price divided by the Annual Rent as defined above
5 Selling Costs as percentage of Gross Sales Price. Selling costs may not tie into the Total Expenses of Sale as reported on the Monthly Sources and Uses Report.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Retail Portfolio as of Determination Date

By Current Lease Year Rent Per Square Foot Tier:				By Property Ownership Type:
Tier	Properties	Square Feet	Current Lease Year Rent [1]	Ownership Type	Properties	Square Feet	Current Lease Year Rent [1]
Tier 1 -$9.00	32	3,987,421	$35,886,789.00	Owned	124	16,368,203	$92,839,179.00
Tier 2 -$6.00	76	9,919,346	59,516,076.00	Ground Lease	22	3,117,253	17,780,380.00
Tier 3 -$3.50	18	2,706,208	9,471,732.00
Tier 4 -$2.00	20	2,872,481	5,744,962.00
Total:	146	19,485,456	$110,619,559.00	Total:	146	19,485,456	$110,619,559.00

By Current Lease Year Rent Per Property:				By Property Type:
Tier	Properties	Square Feet	Current Lease Year Rent [1]	Property Type	Properties	Square Feet	Current Lease Year Rent [1]
>=$950,000	35	5,965,817	$43,289,586.00	Shopping Center	32	3,226,528	$20,536,440.00
>=$700,000 & <$950,000	39	5,090,261	33,408,901.00	Freestanding	4	372,420	2,533,116.00
>=$500,000 & <$700,000	39	4,349,021	22,894,280.00	Mall	110	15,886,508	87,550,003.00
<=$500,000	33	4,080,357	11,026,792.00
Total:	146	19,485,456	$110,619,559.00	Total:	146	19,485,456	$110,619,559.00

1Current Lease Year Rent = Monthly Rent X 12, excluding rental abatement.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Retail Portfolio as of Determination Date (Cont’d)

By Geography:
State	Properties	Square Feet	Current Lease Year Rent [1]
AR	2	186,745	$1,120,470.00	MO	2	229,828	1,378,968.00
AZ	4	492,446	3,530,733.00	MS	1	99,396	894,564.00
CA	24	3,536,960	20,487,739.00	NC	1	104,198	208,396.00
CO	3	361,775	1,376,834.00	NH	2	230,842	1,122,962.00
CT	3	464,682	929,364.00	NJ	5	882,946	3,510,571.00
DE	1	159,878	959,268.00	NM	2	265,910	2,014,848.00
FL	9	1,292,316	9,874,971.00	NV	3	437,937	3,941,433.00
GA	2	204,634	1,143,372.00	NY	3	469,462	1,604,204.00
IA	1	85,278	298,473.00	OH	5	645,447	3,504,477.00
ID	1	151,985	1,367,865.00	OK	3	332,223	1,494,714.00
IL	5	845,224	4,414,248.00	OR	1	157,928	947,568.00
IN	1	99,317	893,853.00	PA	4	555,087	2,984,042.00
KS	2	316,856	1,471,852.00	PR	2	185,946	1,115,676.00
KY	2	251,289	1,821,111.00	TN	3	347,331	1,241,828.00
LA	2	229,181	1,749,054.00	TX	24	2,536,198	16,841,806.00
MA	1	141,692	495,922.00	UT	1	99,411	347,939.00
MD	4	559,312	2,424,176.00	VA	5	736,563	3,330,898.00
MI	6	863,012	3,699,718.00	WA	4	666,272	4,515,948.00
MN	1	173,968	1,043,808.00	WI	1	85,981	515,886.00
				Total:	146	19,485,456	$110,619,559.00

1Current Lease Year Rent = Monthly Rent X 12, excluding rental abatement.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Distribution Center Portfolio as of Determination Date
(All Distribution Centers sold in December 2021)

Property ID		9005	9130	9132	9316	9435	9486
Location		Statesville, NC	Columbus, OH	Lenexa, KS	Reno, NV	Haslet, TX	Forest Park, GA
Square Feet	New JCP	—	—	—	—	—	—
	Other Tenants	—	—	—	—	—	—
	Vacant	—	—	—	—	—	—
	Total	—	—	—	—	—	—
Current Lease Year Rent [1]	New JCP	—	—	—	—	—	—
	Other Tenants	—	—	—	—	—	—
	Total	—	—	—	—	—	—
Current Lease Year Rent - PSF [2]	New JCP	—	—	—	—	—	—
	Other Tenants	—	—	—	—	—	—
	Total	—	—	—	—	—	—

1Current Lease Year Rent = Monthly Rent X 12
2Current Lease Year Rent PSF = (Monthly Rent X 12) / Square Feet

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Landlord and Tenant Option Properties as of Determination Date

Property ID	Option Type	Property Name	Location	Square Feet	Current Lease Year Rent [1]	Option Notice (Y/N)	Option Exercise / Closing Date
246	Landlord	SouthBay Pavilion at Carson	20700 Avalon Boulevard, Carson, CA	N/A	N/A	N	Property Sold 09-30-21
389	Landlord	Stoneridge S/C	1500 Stoneridge Mall Road, Pleasanton, CA	155,919	311,838.00	N
1229	Landlord	The Oaks	280 Hillcrest Drive W, Thousand Oaks, CA	144,959	289,918.00	N
1572	Landlord	Westfield Culver City	6000 S Hannum Avenue, Culver City, CA	N/A	N/A	N	Property Sold 01-06-22
1959	Landlord	The Shops at Tanforan	1122 El Camino Real, San Bruno, CA	N/A	N/A	N	Property Sold 09-14-21
1417	Landlord	Westfield Santa Anita	400 S Baldwin Avenue, Arcadia, CA	204,563	715,971.00	N
1950	Landlord	Fashion Valley	6987 Friars Road, San Diego, CA	N/A	N/A	N	Property Sold 07-09-21
2649	Landlord	Westminster Mall	400 Westminster Mall, Westminster, CA	152,567	533,985.00	N
2757	Landlord	Park Meadows	8417 S Park Meadows Center Drive, Loan Tree CO	N/A	N/A	N	Property Sold 07-29-21
2256	Landlord	Danbury Fair	7 Backus Avenue, Danbury, CT	136,375	272,750.00	N
2102	Landlord	Westfield Annapolis	1695 Annapolis Mall, Annapolis, MD	126,732	760,392.00	N
1623	Landlord	Twelve Oaks Mall	27150 Novi Road, Novi, MI	155,807	545,325.00	N
2247	Landlord	Pheasant Lane Mall	310 Daniel Webster Highway, Suite 103, Nashua, NH	104,836	366,926.00	N
2297	Landlord	Newport Centre	10 Mall Drive W, Jersey City, NJ	185,330	648,655.00	N
2477	Landlord	Freehold Raceway Mall	3710 Highway 9, Freehold, NJ	149,608	299,216.00	N
2814	Landlord	Queens Center	92-59 59th Avenue. Elmhurst, NY	N/A	N/A	N	Property Sold 12-23-21
197	Landlord	Gateway Shopping Center I &	II360 Gateway Drive, Brooklyn, NY	123,942	247,884.00	N
2040	Landlord	Barton Creek Square	2901 S Capitol of Texas Highway, Austin, TX	144,129	864,774.00	N
2763	Landlord	The Woodlands Mall	1201 Lake Woodlands Drive, Suite 500, Woodlands, TX	146,000	511,000.00	N
2795	Landlord	Stonebriar Centre	2607 Preston Road, Frisco, TX	N/A	N/A	N	Property Sold 07-29-21
2881	Landlord	Memorial City S/C	300 Memorial City Way, Houston, TX	N/A	N/A	N	Property Sold 11-03-21
192	Landlord	Fair Oaks Mall	11801 Fair Oaks Mall, Fairfax, VA	193,422	386,844.00	N
1462	Landlord	Springfield Town Center	6699 Springfield Mall, Springfield, VA	205,772	1,234,632.00	N
2865	Tenant	Tamarack Village	8348 Tamarack Village, Woodbury, MN	N/A	N/A	N	Property Sold 12-29-21
2801	Tenant	Polaris Fashion Place	1450 Polaris Parkway, Columbus, OH	146,990	881,940.00	N
2921	Tenant	Robertson’s Creek	5751 Long Prairie Road, Flower Mound, TX	N/A	N/A	N	Property Sold 11-19-21
2934	Tenant	University Oaks S/C	151 University Oaks, Round Rock, TX	N/A	N/A	N	Property Sold 11-19-21
2982	Tenant	Village at Fairview	301 Stacy Road, Fairview, TX	N/A	N/A	N	Property Sold 11-19-21
2749	Tenant	Dulles Town Centre	21030 Dulles Town Circle, Sterling, VA	125,917	440,710.00	N
Total:				2,602,868	$9,312,760.00

1Current Lease Year Rent = Monthly Rent X 12, excluding rental abatement.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Substitution Properties as of Determination Date
(No Substitution Properties April, 2022)

Property ID	Property Name	Property Location	Substitution Type (Outgoing / Incoming)	Square Feet	Current Lease Year Rent [1]	Notice Date	Exercise Date
				—	$—
Total:

1Current Lease Year Rent = Monthly Rent X 12

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Leasing Activity Distribution Centers
(No Leasing Activity April, 2022)

Property ID	Lease Start Date	Tenant Name	Square Feet	Current Lease Year Rent - PSF [1]	Current Lease Year Rent [2]	Real Estate Operating Expenses	Initial Term (Months)	Extension Options (Years)	Tenant Business Description	Manager Commentary
			—	—	$—
Total:			—	—	$—

1Current Lease Year Rent PSF = (Monthly Rent X 12) / Square Feet.
2Current Lease Year Rent = Monthly Rent X 12.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Leasing Activity Retail Properties
(No Leasing Activity April, 2022)

Property ID	Lease Start Date	Tenant Name	Square Feet	Current Lease Year Rent - PSF [1]	Current Lease Year Rent [2]	Real Estate Operating Expenses	Initial Term (Months)	Extension Options (Years)	Tenant Business Description	Manager Commentary
			—	—	$—
Total:			—	—	$—

1Current Lease Year Rent PSF = (Monthly Rent X 12) / Square Feet, excluding rental abatement.
2Current Lease Year Rent = Monthly Rent X 12, excluding rental abatement.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Summary Select Financial Information

For copies of our most recent financial statements, including management’s discussion and analysis of financial condition and results of operations, sales and capital activity, you can access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act at www.ctltrust.net as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can also review these SEC filings and other information by accessing the SEC’s website at http://www.sec.gov.

The SEC file number is 000-56236.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

SECTION II
(Provided Quarterly)

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

SECTION III

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Management’s Comments
(Management Commentary will be provided in our 10Q’s and 10K’s)

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

SECTION IV
The following financial statements were prepared by Penney Intermediate Holdings LLC.
As such, the Trust has not independently verified these Financial Statements.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Penney Intermediate Holdings LLC
Consolidated Statement of Comprehensive Income
Year ended January 29, 2022, and period from October 22, 2020 (inception) to January 30, 2021

($ in millions)	Fiscal 2021	Fiscal 2020
Total net sales	$7,870	$1,211
Credit income and other	366	59
Total revenues	8,236	1,270

Costs and expenses (income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	5,064	853
Selling, general and administrative	2,452	330
Depreciation and amortization	211	31
Real estate and other, net	(14)	—
Restructuring, impairment, store closing and other costs	47	34
Total costs and expenses	7,760	1,248
Operating income	476	22
Bargain purchase (gain)	—	(1,294)
Net interest expense	111	15
Loss on extinguishment of debt	5	—
Income before income taxes	360	1,301
Income tax expense	13	2
Net Income	$347	$1,299
Other comprehensive income:
Currency translation adjustment	(2)	—
Comprehensive income	$345	$1,299

See the accompanying Notes to Consolidated Financial Statements.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Penney Intermediate Holdings LLC
Consolidated Balance Sheet

($ in millions)	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$396	$275
Merchandise inventory	1,653	1,520
Prepaid expenses and other assets	270	365
Total current assets	2,319	2,160
Property and equipment, net	860	951
Operating lease assets	1,579	1,667
Financing lease assets	87	39
Other assets	315	376
Total assets	$5,160	$5,193
Liabilities and member’s equity
Current liabilities:
Merchandise accounts payable	313	151
Other accounts payable and accrued expenses	665	566
Current operating lease liabilities	49	56
Current financing lease liabilities	3	—
Current portion of long-term debt, net	2	20
Total current liabilities	1,032	793
Noncurrent operating lease liabilities	1,768	1,803
Noncurrent financing lease liabilities	89	40
Long-term debt	490	785
Other liabilities	165	173
Total liabilities	3,544	3,594
Member’s equity
Member’s contributions	300	300
Profits interest plan	1	—
Accumulated other comprehensive income (loss)	(2)	—
Reinvested earnings	1,317	1,299
Total member’s equity	1,616	1,599
Total liabilities and member’s equity	$5,160	$5,193

See the accompanying Notes to Consolidated Financial Statements.

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Penney Intermediate Holdings LLC
Consolidated Statement of Member’s Equity

(In millions)	Member’s Contributions/(Distributions)		Profit Interest Plan Grants/(Distributions)		Accumulated Other Comprehensive Income/(Loss)	Reinvested Earnings	Total Member’s Equity
October 22, 2022 (inception)	$—		$—		$—	$—	$—
Member contributions	300				—	—	300
Net income	—				—	1,299	1,299
January 30, 2021	$300	$		$		1,299	$1,599
Member tax distributions	—				—	(257)	(257)
Net income	—				—	347	347
Currency translation adjustment	—				(2)	—	(2)
Profits interest plan grants			1				1
Purchase price adjustments	—				—	(72)	(72)
January 29, 2022	$300		$1		$(2)	$1,317	$1,616

See the accompanying Notes to Consolidated Financial Statements.

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Penney Intermediate Holdings LLC
Consolidated Statement of Cash Flows
Year ended January 29, 2022, and period from October 22, 2020 (inception) to January 30, 2021

($ in millions)	Fiscal 2021	Fiscal 2020
Cash flows from operating activities:
Net income	$347	$1,299
Adjustments to reconcile net income to net cash provided by operating activities
Gain on asset disposition	(14)	(1)
Restructuring, impairment, store closing and other costs, non-cash	15	—
Loss on extinguishment of debt	5	—
Gain on insurance proceeds received for damage to property	(3)	—
Gain on bargain purchase	—	(1,294)
Depreciation and amortization	211	31
Change in cash from operating assets and liabilities:
Merchandise inventory	(153)	232
Prepaid expenses and other assets	102	84
Merchandise accounts payable	162	17
Other accounts payable, accrued expenses and other liabilities	91	4
Net cash provided by operating activities	763	$372
Cash flows from investing activities
Capital expenditures	(76)	(9)
Proceeds from sale of real estate assets	16	3
Insurance proceeds received for damage to property and equipment	7	—
Acquisition of JCPenney net assets, net of cash acquired (See Note 5)	—	$(634)
Net cash used by investing activities	(53)	$(640)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	211	291
Payments of long-term debt	(531)	—
Issuance costs on re-financing of debt	(10)	(48)
Proceeds from borrowings under the revolving credit facility	—	445
Payments of borrowings under the revolving credit facility	—	(445)
Proceeds from equity contributions	—	300
Member tax distributions	(257)	—
Repayments of principal portion of finance leases	(2)	—
Net cash used by/provided by financing activities	(589)	543
Net increase in cash and cash equivalents	121	275
Cash and cash equivalents at beginning of period	275	—
Cash and cash equivalents at end of period	$396	$275

Supplemental non-cash investing and financing activity:
Accrued capital expenditures	$6	$1
Debt issued in satisfaction of debts of seller in net asset acquisition	—	520
Contingent consideration liability for net asset acquisition	—	105

See the accompanying Notes to Consolidated Financial Statements.

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Penney Intermediate Holdings LLC
Notes to Consolidated Financial Statements

1. Basis of Presentation and Consolidation

Formation and structure
Penney Intermediate Holdings LLC and its subsidiaries (the Company), formed on October 22, 2020, is the direct subsidiary of Penney Holdings LLC (“Holdings”), a direct subsidiary of Copper Retail JV LLC (“Copper”), a Delaware limited liability company. The assets of Copper and Holdings consist solely of the 100% ownership in each direct subsidiary. Copper and its related legal entity structure were formed to acquire certain operating assets and related liabilities of J.C. Penney Company, Inc. (“JCPenney”) on December 7, 2020 (the acquisition date). All acquired assets and liabilities of JCPenney are owned and operated by the Company and its subsidiaries.

Copper is a joint venture formed on October 22, 2020, and initially owned 50% each by Simon Property Group, L.P. (“Simon”) and Brookfield Asset Management Inc. (“Brookfield”). Through the date of acquisition, Simon and Brookfield each contributed $150 million in member capital contributions that were contributed through Holdings to the Company. Subsequent to the acquisition date, Simon and Brookfield sold 16.67% of the outstanding membership interest in Copper to Authentic Brands Group, LLC (“ABG”).

Nature of Operations
The JCPenney brand was founded by James Cash Penney in 1902. We operate the JCPenney brand through the operation of 670 department stores in 49 states and Puerto Rico, as well as through our eCommerce website at jcp.com and our mobile application. We sell family apparel and footwear, accessories, fine and fashion jewelry, beauty products, and home furnishings. In addition, our department stores provide services, such as styling salon, optical, and portrait photography.

Basis of Presentation and Consolidation
The Consolidated Financial Statements present the results of the Company and our subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. Certain amounts were reclassified to conform with current year presentation.

Fiscal Year
The Company’s fiscal year consists of the 52-week period ending on the Saturday closest to January 31. Every sixth year, the Company’s fiscal year consists of 53 weeks ending on the Saturday closest to January 31. Unless otherwise stated, references to 2021 and 2020 in this report relate to fiscal year rather than calendar year. Fiscal 2020 is the period from October 22, 2020 (inception) to January 30, 2021, which includes operations beginning on the acquisition date. Please refer to Note 5 (“Acquisition”) for further details. Fiscal 2021 is the 52-week period ending January 29, 2022.

Use of Estimates and Assumptions
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires us to make assumptions and use estimates that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions are subject to inherent uncertainties, which may result in actual amounts differing from reported amounts.

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Penney Intermediate Holdings LLC
Notes to Unaudited Interim Consolidated Financial Statements

2. Significant Accounting Policies

Revenue
Our contracts with customers primarily consist of sales of merchandise and services at the point of sale, sales of gift cards to a customer for a future purchase, customer loyalty rewards that provide discount rewards to customers based on purchase activity, and certain licensing and profit-sharing arrangements involving the use of our intellectual property by others. Revenue includes Total net sales and Credit income and other. Net sales are categorized by merchandise product groupings as we believe it best depicts the nature, amount, timing and uncertainty of revenue and cash flow.

Credit income and other encompasses the revenue earned from the agreement with Synchrony Financial Services Company (“Synchrony”) associated with our private label credit card and co-branded MasterCard programs.

Merchandise and Service Sales
Total net sales are generally recorded when payment is received, and the customer takes control of the merchandise and are reported net of sales tax. Service revenue is recorded at the time the customer receives the benefit of the service, such as salon, portrait and optical. Shipping and handling fees charged to customers are also included in total net sales with corresponding costs recorded as cost of goods sold. Net sales are not recognized for estimated future returns which are estimated based primarily on historical return rates and sales levels.

Gift Card Revenue
At the time gift cards are sold a performance obligation is created and no revenue is recognized; rather, a contract liability is established for our obligation to provide a merchandise or service sale to the customer for the face value of the card. The contract liability is relieved, and a net sale is recognized when gift cards are redeemed for merchandise or services. We recognize revenue for unredeemed gift cards (gift card breakage) over the expected redemption period of gift cards. Breakage is estimated based on historical redemption patterns and the estimates can vary based on changes in the usage patterns of our customers.

Customer Loyalty Rewards
Customers who spend with us using our private label card or registered loyalty card can receive points that accumulate towards earning JCPenney Rewards certificates, which are redeemable for a discount on future purchases. Points earned by a loyalty customer do not expire as long as another purchase is made within the next 12 months, however, any certificates earned expire two months from the date of issuance. We account for our customer loyalty rewards by deferring a portion of our sales to loyalty points expected to be earned towards a reward certificate, and then recognize the reward certificate as a net sale when used by the customer in connection with a merchandise or service sale. The points earned toward a future reward are valued at their relative standalone selling price based on historical redemption patterns.

Licensing Agreements
Our private label credit card and co-branded MasterCard programs are owned and serviced by Synchrony. Under our agreement, we receive periodic cash payments from Synchrony based upon the consumers’ usage of the co-branded card and the performance of the credit card portfolio. We participate in the programs by providing marketing promotions designed to increase the use of each card, including enhanced marketing offers for cardholders. Additionally, we accept payments in our stores from cardholders who prefer to pay in person when they are shopping in our locations. Revenue related to this agreement is recognized over the time we have fulfilled our performance obligations and is reflected in Credit income and other.

Principal Versus Agent
We assess principal versus agent considerations depending on our control of the good or service before it is transferred to the customer. When we are the principal and have control of the specified good or service, we include as a net sale the gross amount of consideration to which we expect to be entitled for that specified good or service in revenue. In contrast, when we are the agent and do not have control of the specified good or service, we include as a net sale the fee or commission to which we expect to be entitled for the agency service. In certain instances, the fee or commission might be the net amount retained after paying the supplier.

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Cost of Goods Sold (Exclusive of Depreciation and Amortization)
Cost of goods sold includes costs directly related to bringing merchandise to its final selling destination. These costs include the cost of the merchandise (net of discounts or allowances earned), sourcing and procurement costs, buying and brand development costs, including buyers’ salaries and related expenses, royalties and design fees, freight costs, import duties, warehouse operating expenses, merchandise examination, inspection and testing, store merchandise distribution center expenses, including rent, and shipping and handling costs incurred on eCommerce sales.

Vendor Allowances
We receive vendor support in the form of cash payments or allowances for a variety of reimbursements such as cooperative advertising, markdowns, vendor shipping and packaging compliance, defective merchandise, purchase of vendor specific fixtures and other vendor contributions. We have agreements in place with each vendor setting forth the specific conditions for each allowance or payment. Depending on the arrangement, we either recognize the allowance as a reduction of current costs or defer the payment over the period the related merchandise is sold. If the payment is a reimbursement for costs incurred, it is generally offset against those related costs; otherwise, it is treated as a reduction to the cost of merchandise.

Vendor compliance credits reimburse us for incremental merchandise handling expenses incurred due to a vendor’s failure to comply with our established shipping or merchandise preparation requirements. Vendor compliance credits are recorded as a reduction of Cost of goods sold on the Consolidated Statements of Comprehensive Income.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses include the following costs, except as related to merchandise buying, sourcing, warehousing, or distribution activities: salaries, marketing costs, occupancy and rent expense, utilities and maintenance, costs related to information technology, administrative costs related to our corporate and district and regional operations, real and personal property and other taxes (excluding income taxes) and credit/debit card fees.

Advertising
Advertising costs, which include newspaper, television, internet search marketing, radio, and other media advertising, are expensed either as incurred or the first time the advertisement occurs. For cooperative advertising programs offered by national brands that require proof of advertising to be provided to the vendor to support the reimbursement of the incurred cost, we offset the allowances against the related advertising expense. Programs that do not require proof of advertising are monitored to ensure that the allowance provided by each vendor is a reimbursement of costs incurred to advertise for that vendor’s label. Total advertising costs, net of cooperative advertising vendor reimbursements, were $406 million in fiscal 2021 and $43 million in fiscal 2020.

Income Taxes
The Company is a single member LLC and, therefore, a disregarded entity for U.S. federal and state income tax purposes. However, some states impose income type taxes on LLC’s. Accordingly, no federal income tax provision, a limited state income tax provision and a foreign income tax provision have been made in the Company’s financial statements.

The Company’s subsidiaries account for their respective legal entity-level state and foreign income tax provision, which is comprised primarily of the entity-level Texas Gross Margin tax and foreign income taxes incurred by its foreign and Puerto Rico subsidiaries. Such income taxes are accounted for using the asset and liability method and the related expense (benefit) is recorded in Income tax expense (benefit) in the Consolidated Statements of Comprehensive Income.

Certain states impose franchise and gross receipts taxes at the entity level. These non-income taxes are accounted for within SG&A in the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents
Cash and cash equivalents represent cash in banks and in transit, which include credit card sales transactions that are settled early in the following period.

Merchandise Inventory
Inventories are valued at the lower of cost (using the first-in, first-out or “FIFO” method) or market using the retail inventory method (RIM). Under RIM, retail values of merchandise groups are converted to a cost basis by applying the specific average cost-to-retail ratio related to each merchandise grouping.

Shrinkage accruals have been estimated as a percent of sales for fiscal 2021 based on historical shrinkage experience. Physical inventory counts for stores are taken at least annually and cycle count activities for distribution centers and regional warehouses are executed on a daily basis. Inventory records and shrinkage accruals are adjusted based on the actual results from physical inventories and cycle counts.

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Property and Equipment, Net

	Estimated Useful Lives
($ in millions)	(Years)	January 29, 2022	January 30, 2021
Land	N/A	$190	$192
Buildings	25	366	341
Furniture and equipment	5	247	238
Leasehold improvements (1)	8	222	197
Finance leases (equipment)	1	2	2
Accumulated depreciation		(167)	(19)
Property and equipment, net		$860	$951

(1) Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the term of the lease, including renewals determined to be reasonably certain

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by using the straight-line method over the estimated useful lives of the related assets.

We expense routine maintenance and repairs when incurred. We capitalize major replacements and improvements. We remove the cost of assets sold or retired and the related accumulated depreciation or amortization from the accounts and include any resulting gain, loss, or impairment in net income/(loss).

We recognize a liability for our conditional asset retirement obligations, which are primarily related to asbestos removal, when probable and if the liability’s value can be reasonably estimated.

Capitalized Software Costs
We capitalize costs associated with the acquisition or development of major software for internal use in other assets in our Consolidated Balance Sheets and amortize the asset over the expected useful life of the software, generally between three and seven years. We only capitalize subsequent additions, modifications, or upgrades to internal-use software to the extent that such changes allow the software to perform a task it previously did not perform. We expense software maintenance and training costs as incurred.

Cloud computing arrangements are evaluated to determine whether the arrangement includes a software license or is a service contract. If determined to be a software license, then the arrangement is capitalized as another asset and amortized over the expected life of software, generally between three to seven years. If determined to be a service contract, then the cost of the arrangement is expensed as the services are provided.

Impairment of Long-Lived and Indefinite-Lived Assets
We evaluate long-lived assets such as store property and equipment and other corporate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Factors considered important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant changes in the manner of use of the assets or our overall business strategies. Assets or asset groups that trigger an impairment review are tested for recoverability by comparing the estimated undiscounted cash flows expected to result from the use of the asset plus any net proceeds expected from disposition of the asset to the carrying value of the asset. If the asset or asset group is not recoverable on an undiscounted cash flow basis, the amount of the impairment loss is measured by comparing the carrying value of the asset or asset group to its fair value and depending on the transaction any loss is included in Restructuring, impairment, store closing and other costs in the Consolidated Statements of Comprehensive Income. We estimate fair value based on either a projected discounted cash flow method using a discount rate that is considered commensurate with the risk inherent in our current business model or appraised value, as appropriate. We also take other factors into consideration in estimating the fair value of our stores, such as local market conditions, operating environment, mall performance and other trends.

We assess the recoverability of indefinite-lived intangible assets at least annually during the fourth quarter of our fiscal year or whenever events or changes in circumstances indicate that the carrying amount of the indefinite-lived intangible asset may not be fully recoverable. Examples of a change in events or circumstances include, but are not limited to, a decrease in the market price of the asset, a history of cash flow losses related to the use of the asset or a significant adverse change in the extent or manner in which an asset is being used. We test our indefinite-lived intangible assets utilizing the relief from royalty method

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to determine the estimated fair value for each indefinite-lived intangible asset. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections, and terminal value rates.

Assets acquired (including property and equipment, software, and intangible assets) in connection with the acquisition of J.C. Penney’s retail and operating assets have been recorded at their fair values as of December 7, 2020, the acquisition date. Please refer to Note 5 “Acquisition” for details. No impairments were recorded for the year ended January 29, 2022, or the period from October 22, 2020, to January 30, 2021.

Leases
At the lease commencement date, based on certain criteria, we determine if a lease is classified as an operating lease or financing lease and then recognize a right-of-use lease asset and lease liability on the Consolidated Balance Sheets for all leases (with the exception of leases that have a term of twelve months or less). The lease liability is measured as the present value of unpaid lease payments measured based on the reasonably certain lease term and corresponding discount rate. The initial right-of-use lease asset is measured as the lease liability plus certain other costs and is reduced by any tenant allowances collected from the lessor.

The Company assumed certain leases as part of the acquisition of J.C. Penney’s retail and operating assets. Assumed leases were measured on the acquisition date as if they were new leases using our incremental borrowing rate as of the acquisition date, including re-assessing the remaining lease term considering options to extend or terminate the lease. Leases that were modified during the current period were re-assessed for lease classification using the modified terms and conditions. The right-of-use asset was initially measured at an amount equal to the lease liability, adjusted for favorable or unfavorable terms of the lease when compared with market terms. Therefore, the right-of-use asset was adjusted downward for any net unfavorable adjustment and will be amortized over the lease term.

Lease payments include fixed and in-substance fixed payments, variable payments based on an index or rate and termination penalties. Lease payments do not include variable lease components other than those that depend on an index or rate, or any payments not considered part of the lease (i.e., payment of the lessor’s real estate taxes and insurance). Payments not considered lease payments are expensed as incurred. Some leases require additional payments based on sales and the related contingent rent is recorded as rent expense when the payment is probable. As a policy election, we consider fixed lease payments and all related other fixed payments (i.e., common area maintenance) as one component of a lease.

The reasonably certain lease term includes the non-cancelable lease term and any renewal or termination option periods where we have economically compelling reasons for future exercise.

The discount rate used in our present value calculations is the rate implicit in the lease, when known, or our estimated incremental borrowing rate. Our incremental borrowing rate is estimated based on our secured borrowings and our credit risk relative to the time horizons of other publicly available data points that are consistent with the respective lease term.
Whether an operating lease or a financing lease, the lease liability is amortized over the lease term at a constant periodic interest rate. The right-of-use assets related to operating leases are amortized over the lease term on a basis that renders a straight-line amount of rent expense which encompasses the amortization and interest component of the lease. With the occurrence of certain events, the amortization pattern for an operating asset is adjusted to a straight-line basis over the remaining lease term. The right-of-use asset related to a financing lease is amortized on a straight-line basis over the lease term. Rent on short-term leases is expensed on a straight-line basis over the lease term. When a lease is modified or there is a change in lease term, we assess for any change in lease classification and remeasure the lease liability with a corresponding increase or decrease to the right-of-use asset.

Exit or Disposal Activity Costs
Costs associated with exit or disposal activities are recorded at their fair values when a liability has been incurred. Severance is recorded over the service period required to be rendered in order to receive the termination benefits or, if employees will not be retained to render future service, the cost is recognized when communication has occurred to the affected employees. Other exit costs are accrued when incurred.

3. Global COVID-19 Pandemic

The global COVID-19 pandemic which began in March 2020 has had, and continues to have, an impact on the Company’s business operations, financial position, liquidity, capital resources and results of operations. The full impact of the pandemic will continue to depend on future developments, including the continued spread and duration of the pandemic, the emergence of future variant strains of COVID-19, the availability and distribution of effective medical treatments or vaccines as well as any related federal, state, or local governmental orders, restrictions, or mandates. In addition, numerous uncertainties continue

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to surround the pandemic and its ultimate impact on the Company, including the timing and extent of recovery in consumer traffic and spending, potential delays, interruptions and disruptions in the Company’s supply chain, maintenance of temporary government stimulus programs, labor shortages and intense competition for talent, all of which are highly uncertain and cannot be predicted. The Company did not experience sustained store closures due to COVID-19 during fiscal 2021.

4. Effect of New Accounting Standards

In November 2021, the Financial Accounting Standards Board (“FASB”) issued No. 2021-09, “Discount Rate for Lessees That Are Not Public Business Entities”, which provides more flexibility for lessees by allowing them to make the election by class of underlying asset, rather than at the entity-wide level. The amendments in the update require that a lessee use the rate implicit in the lease when it is readily determinable, instead of a risk-free rate or incremental borrowing rate. An entity that makes the risk-free rate election is required to disclose which asset classes it has elected to apply a risk-free rate. For entities that have adopted Topic 842 as of November 11, 2021, the amendments in this Update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Earlier application is permitted. Entities are required to apply the amendments on a modified retrospective basis to leases that exist at the beginning of the fiscal year of adoption of a final update. The adoption of the amendments should not be considered an event that would cause remeasurement and reallocation of the consideration in the contract (including lease payments) or reassessment of lease term or classification. We do not anticipate a material impact from the adoption of this new standard.

In March 2021, the FASB issued ASU No. 2021-03, “Intangibles—Goodwill and Other (Topic350): Accounting Alternative for Evaluating Triggering Events”, which will allow private companies and not-for-profit entities to elect not to monitor for goodwill impairment triggering events during the reporting period and, instead, to evaluate the facts and circumstances as of the end of the reporting period to determine whether it is more likely than not that goodwill is impaired. The amendments in this Update are effective on a prospective basis for fiscal years beginning after December 15, 2019. The Company adopted this guidance and it did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of Effects of Reference Rate Reform on Financial Reporting,” which provides practical expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments in this update apply only to contracts, hedging relationships, and other transactions that reference the London interbank offered rate (“LIBOR”) or another reference rate expected to be discontinued as a result of reference rate reform. These amendments are not applicable to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. ASU No. 2020-04 is effective as of March 12, 2020, through December 31, 2022, and may be applied to contract modifications and hedging relationships from the beginning of an interim period that includes or is subsequent to March 12, 2020. The Company adopted this guidance and it did not have a material impact on the Company’s consolidated financial statements and related disclosures.

5. Acquisition

On October 28, 2020, Copper entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with JCPenney and certain of its subsidiaries to acquire substantially all of JCPenney’s retail and operating assets, and assume certain of JCPenney’s obligations associated with such purchased assets, pursuant to Section 363 of the U.S. Bankruptcy Code in connection with JCPenney’s voluntary chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). The Asset Purchase Agreement and the transactions contemplated thereby were approved by the Bankruptcy Court on November 9, 2020. Copper subsequently designated the Company and its subsidiaries as purchasers under the Asset Purchase Agreement. The acquisition of substantially all of the retail and operating assets of JCPenney by the Company and its subsidiaries was completed on December 7, 2020. Pursuant to the Asset Purchase Agreement, the Company and its subsidiaries also assumed certain liabilities related to such assets.

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The company accounted for the acquisition as a business combination in accordance with Accounting Standards Codification (“ASC”) 805. The consideration transferred for the acquisition is as follows:

($ in millions)	December 7, 2020
Merchandise inventory	$1,752
Prepaid expenses and other assets	449
Property and equipment	968
Capitalized software	141
Indefinite-lived intangible assets	113
Assumed financing lease right-of-use assets	40
Assumed operating lease right-of-use assets	647
Master lease right-of-use assets	1,032
Other assets	87
Merchandise accounts payable	(134)
Other accounts payable and accrued expenses	(496)
Assumed financing lease liabilities	(40)
Assumed operating lease liabilities	(650)
Master lease liabilities	(1,215)
Other liabilities	(141)
Total net assets excluding cash acquired	$2,553

We measured property and equipment assets using a combination of the cost, sales comparison, and income approach, which were primarily based on significant Level 2 and Level 3 inputs, such as market participant assumptions, the highest and best use assumptions, estimates of reproduction/replacement costs, normal useful lives, long-term growth rates, market values and discount rates.

The fair value assigned to intangible assets (e.g. capitalized software, indefinite-lived intangible assets) acquired were primarily derived from Level 2 and Level 3 inputs, such as estimates, assumptions, and other information compiled by management, including independent valuation that utilized established valuation techniques. The brand names are valued using the relief from royalty method and the internally developed software is valued using the cost approach. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible assets. Key assumptions in determining relief from royalty include, among other things, discount rates, royalty rates, growth rates, sales projections, and terminal value rates.

The right-of-use assets were adjusted for unfavorable terms of acquired leases when compared with market terms based on Level 3 inputs such as discount rate.

The Company has determined the fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred. Therefore, the Company reviewed the procedures it used to identify and measure the assets acquired and liabilities assumed and to measure the fair value of the consideration transferred and concluded that the procedures and resulting measures were appropriate. Accordingly, we recognized a bargain purchase gain of $1,294 million, which represents the excess of the fair value of net assets acquired over the consideration transferred, which was recorded in bargain purchase gain in the Consolidated Statement of Comprehensive Income in fiscal 2020. The bargain purchase gain is primarily attributable the distressed nature of the transaction as a result of the JCPenney bankruptcy.

The values reflected in the table above were subject to change as we finalized our assessment of the acquired assets and liabilities during fiscal 2021. See further discussion below. The following table summarizes the fair value of the acquired identifiable intangible assets and weighted-average useful life:

	Fair value	Weighted average
Asset class	(in millions)	useful life
Capitalized software	$141	3.3
Indefinite-lived intangible assets	113	N/A
Total fair value of intangible assets	$254	3.3

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In connection with the acquisition, Copper incurred $57.1 million of debt issuance costs associated with the Term Loan (see Note 13 “Long-Term Debt”), the Revolving Credit Facility (see Note 12 “Revolving Credit Facility”), and the FILO Facility
(see Note 13 “Long-Term Debt”). We recorded the $42.4 million of debt issuance costs related to the Revolving Credit Facility on the balance sheet as Other assets, and the $5.2 million and $9.5 million of debt issuance costs related to the Term Loan and the FILO Facility, respectively, was recorded on the balance sheet as a reduction to the face value of the debt incurred. In addition, we recorded $34 million in Restructuring, impairment, store closing and other costs in our Consolidated Statements of Comprehensive Income. These costs included $19 million related to the planning and execution of the acquisition, primarily for financial advisory, legal, and other professional service fees, $7 million in pre-acquisition retention programs, and $3 million in taxes and earnout fees related to the acquisition.

Fiscal 2021 Adjustments related to the Acquisition
The carrying value of the contingent consideration must be remeasured at the end of each reporting period. As of January 29, 2022, the fair value of the estimated earn-out liability decreased to $68 million and the credit card holdback liability decreased to $25 million. The current portion of the earn-out liability and the credit card holdback liability were recorded in Other accounts payable and accrued expenses in the Consolidated Balance Sheets. The decrease in the earn-out liability was recorded as a benefit in Restructuring, impairment, store closing and other costs in the Consolidated Statements of Comprehensive Income.

As noted above, the assets acquired, and liabilities assumed in connection with the acquisition were recorded at fair value. Copper could adjust any asset and liability amounts acquired based on new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date.

The Company recorded purchase price adjustments for provisional assets and liabilities acquired totaling ($72) million in fiscal 2021, which was recorded as an adjustment to reinvested earnings. These adjustments noted below related to the acquisition on December 7, 2020, and reduced the bargain purchase gain to $1,222 million, which represents the excess of the fair value of net assets acquired over the consideration transferred.

(In millions)	Category of Assets/ Liabilities Acquired	January 29, 2022
Adjustment on asset held in escrow	Other liabilities	(62)
Decommissioning costs	Other accounts payable and accrued liabilities	(17)
Puerto Rico entity deferred tax liabilities	Other liabilities	(6)
Gift card breakage adjustment	Other accounts payable and accrued liabilities	11
Other adjustments	Property and equipment	2
Total purchase price adjustments		$(72)

Bargain purchase gain (original)		1,294
Adjusted bargain purchase price		$1,222

6. Revenue

Our contracts with customers primarily consist of sales of merchandise and services at the point of sale, sales of gift cards to a customer for a future purchase, customer loyalty rewards that provide discount rewards to customers based on purchase activity, and certain licensing and profit-sharing arrangements involving the use of our intellectual property by others. Revenue includes Total net sales and Credit income and other. Net sales are categorized by merchandise product groupings as we believe it best depicts the nature, amount, timing and uncertainty of revenue and cash flow.

The components of Total net sales for fiscal 2021 and fiscal 2020 were as follows:

	Fiscal 2021	Fiscal 2020(1)
Women's apparel, accessories and footwear	31%	26%
Men's apparel, accessories and footwear	25%	25%
Jewelry, Handbags and Beauty	17%	23%
Home, services and other	17%	16%
Kid's apparel, footwear and toys	10%	10%
Total net sales	100%	100%
(1) Total net sales are for the period between December 7, 2020, through January 30, 2021. Net sales during this period may not be indicative of full year results due to seasonality.

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Credit income and other encompasses the revenue earned from the agreement with Synchrony associated with our private label credit card and co-branded MasterCard programs.

The Company has contract liabilities associated with the sales of gift cards and our customer loyalty program. The liabilities are included in Other accounts payable and accrued expenses in the Consolidated Balance Sheets and were as follows:

($ in millions)	January 29, 2022	January 30, 2021
Gift cards	$95	$110
Loyalty rewards	32	33
Total contract liability	$127	$143

The Company has contract liabilities including consideration received for gift card and loyalty related performance obligations which have not been satisfied as of the balance sheet date.

A rollforward of the amounts included in contract liability for fiscal 2021 is as follows:

($ in millions)	Fiscal 2021	Fiscal 2020
Beginning balance	$143	$—
Liability assumed at the acquisition date December 7, 2020	—	136
Current period gift cards sold and loyalty reward points earned	205	55
Net sales from amounts included in contract liability opening balances	(47)	(4)
Net sales from current period usage	(174)	(44)
Ending balance	$127	$143

7. Related Party Agreements and Transactions

Lease Agreements
The Company is party to lease agreements in 74 stores with Simon and Brookfield directly or with mall ventures where Simon or Brookfield is a related party. The Company also made payments for common area maintenance and other costs in 77 additional stores to malls where Simon or Brookfield is a related party. The following table summarizes the payments made in fiscal 2021 and fiscal 2020.

(in millions)	Fiscal 2021	Fiscal 2020
Simon Property Group	$25	$3
Brookfield Asset Management	28	3
Total	$53	$6

Licensing and Sourcing Agreements
We are party to a licensing and sourcing agreements with ABG. Under the licensing agreement, the Company appointed ABG as exclusive licensing agent to represent the Company for the purpose of identifying, sourcing, negotiating, drafting, and managing certain intellectual property. As of January 29, 2022, no transactions had occurred under the licensing agreement.

Under the sourcing agreement, the Company has a good faith efforts agreement to purchase ABG licensed product. One existing agreement for Shaq branded merchandise was already in place and during fiscal 2021, the Company launched sales of Juicy by Juicy Couture, Frye & Co, Airwalk and Sports Illustrated, which are also brands through the sourcing agreement with ABG. During the year ended January 29, 2022, payments to ABG related to these brands totaled $2.6 million, which were primarily related to royalty payments and marketing fees.

Interim CEO
The Company’s previous CEO, who assumed that role on January 1, 2021, on an interim basis, is a current executive of Simon Property Group. The Company subsequently entered into an employment agreement with the interim CEO retroactive to January 1, 2021. As of November 1, 2021, the Company hired a new CEO, and the interim CEO was appointed as the executive chairman of the Board of Members.

Other

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As compensation for their work, the Company incurred $600,000 in expense for fees due to the individuals who serve on the Board of Members. These individuals are employees of Simon, Brookfield and ABG. The Company also paid $1 million to Simon for assistance with the debt refinancing activities in the fourth quarter of fiscal 2021.

8. Other Assets

(in millions)	January 29, 2022	January 30, 2021
Capitalized software, net	$104	$135
Indefinite-lived intangible assets	113	113
Revolving credit facility unamortized costs, net	28	41
Other	70	87
Total	$315	$376

Our indefinite-lived intangible assets primarily consist of one exclusive brand as well as other private label brands developed by the Company.

9. Other Accounts Payable and Accrued Expenses

(in millions)	January 29, 2022	January 30, 2021
Accrued salaries, vacation and bonus	$132	$58
Gift cards	95	110
Taxes other than income taxes	85	151
Advertising	41	21
Loyalty rewards	32	33
Occupancy and rent related	20	16
Restructuring (Note 15)	19	7
Current portion of workers’ compensation and general liability self-insurance	13	10
Other	228	160
Total	$665	$566

Other includes contingent consideration related to the acquisition, credit card holdback obligation, sales return reserve, partner revenue sharing obligation, and other accrued expenses.

10. Other Liabilities

(in millions)	January 29, 2022	January 30, 2021
Adjustment on asset held in escrow	$62	$—
Long-term portion of workers’ compensation and general liability insurance	59	59
Other	44	114
Total	$165.00	$173.00

Other includes environmental reserves, deferred revenue associated with private label credit card programs, and the long-term portion of contingent consideration related to the acquisition.

11. Fair Value Disclosures

In determining fair value, the accounting standards establish a three-level hierarchy for inputs used in measuring fair value, as follows:

•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Significant observable inputs other than quoted prices in active markets for similar assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3 — Significant unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.

Other Non-Financial Assets Measured on a non-Recurring Basis

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In connection with the acquisition of JCPenney’s retail and operating businesses, assets acquired, and liabilities assumed were recorded at their fair values.

Other Financial Instruments
As of January 29, 2022, the fair value of long-term debt approximates the carrying value of $500 million since these instruments bear a market rate of interest and were entered into during the fourth quarter of fiscal 2021. None of these instruments are held for trading purposes.

As of January 30, 2021, the fair value of long-term debt was $752 million and the carrying value was $820 million as of January 30, 2021. The fair value of the debt was estimated by obtaining recent trading values.

As of January 29, 2022, and January 30, 2021, the fair values of cash and cash equivalents, accounts payable and short-term borrowings approximate their carrying values due to the short-term nature of these instruments.

Concentrations of Credit Risk
We have no significant concentrations of credit risk.

12. Revolving Credit Facility

During fiscal 2020 and prior to December 16, 2021, the Company had a $2.0 billion senior secured asset-based revolving credit facility (“2020 Revolving Credit Facility”) due December 7, 2025. The 2020 Revolving Credit Facility was secured by a perfected first-priority security interest in substantially all of our eligible credit card receivables and merchandise inventory. The 2020 Revolving Credit Facility was available for general corporate purposes, including the issuance of letters of credit.

The 2020 Revolving Credit Facility was subject to a borrowing base, and pricing was tiered based on our utilization under the line of credit. As of January 30, 2021, the applicable interest rates were LIBOR (subject to a 0.75% floor) plus 3.0% or Prime Rate plus 2.0%. The applicable rate for standby letters of credit was 2.0%, while the required unused commitment fee was 0.375% for the unused portion of the 2020 Revolving Credit Facility. As of January 30, 2021, the Company had no borrowings outstanding under the 2020 Revolving Credit Facility.

During the fourth quarter of fiscal 2021, the Company completed a refinancing of its 2020 Revolving Credit Facility. As result of the refinancing, the Company currently has a $1.75 billion senior secured asset-based revolving credit facility (“2021 Revolving Credit Facility”) due December 16, 2026. The 2021 Revolving Credit Facility is secured by a perfected first-priority security interest in substantially all our eligible credit card receivables, merchandise inventory, and eligible cash. The 2021 Revolving Credit Facility is available for general corporate purposes, including the issuance of letters of credit.

The 2021 Revolving Credit Facility is subject to a borrowing base as of January 29, 2022. The Company had $1.75 billion available for borrowing with no borrowings outstanding and $0.3 billion reserved for outstanding standby letters of credit. After taking into account minimum availability requirements of $0.2 billion, the Company had $1.25 billion available for future borrowings.

Pricing under the 2021 Revolving Credit Facility is tiered based on utilization. As of January 29, 2022, the applicable interest rates were LIBOR plus 1.5% or Prime Rate plus 0.5%. The applicable rate for standby letters of credit was 1.5%, while the required unused commitment fee was 0.25% for the unused portion of the Revolving Credit Facility.

In connection with the refinancing, the Company recorded expense for a portion of the remaining unamortized debt issuance costs totaling, $9.9 million, which was recorded to Interest expense in the Consolidated Statements of Comprehensive Income. In addition, $5.2 million of new debt issuance costs were recorded in Other assets on the Consolidated Balance Sheets and will be amortized through the maturity date as Interest expense in the Consolidated Statements of Comprehensive Income.

13. Long-Term Debt

$520 Million 2020 Term Loan Payoff

Prior to December 1, 2021, the Company had a $520 million term loan that would have matured on December 7, 2026 (“2020 Term Loan”). It was secured by a first lien on all real property, intellectual property, and other assets and a second lien on the Company’s merchandise inventory and credit card receivables. The 2020 Term Loan interest rate was LIBOR (subject to a 1.0% floor) plus 8.5% or Prime Rate plus 7.5%. The Company had required amortization payments of 1% per year, paid quarterly.

On December 1, 2021, the Company paid the outstanding balance of the 2020 Term Loan. The payoff amount was $506.4 million which consisted of principal, accrued interest and fees. In addition, the Company recorded expense for remaining

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unamortized debt issuance costs totaling $4.9 million, which is presented on the financial statements as Loss on extinguishment of debt.

$300 Million FILO Facility and $340 Million ABL Term Loan

Prior to December 16, 2021, the Company had a $300 million FILO Facility. The FILO Facility was secured by a perfected second-priority security interest in substantially all of our eligible credit card receivables and merchandise inventory. The FILO Facility was subject to a borrowing base calculation and interest at a rate of LIBOR (subject to a 0.75% floor) plus 8.5% or Prime Rate plus 7.5%. The FILO would have matured on December 7, 2025. The Company was required to make quarterly repayments in a principal amount equal to $3.75 million until the maturity date of the facility.

During fiscal 2021, the Company completed a refinancing of the $300 million FILO Facility. The result of the refinancing was a $340 million ABL Term Loan which will mature on December 16, 2026. The ABL Term Loan is secured by real estate, merchandise inventory, credit card receivables, and intellectual property. The ABL Term Loan is subject to a borrowing base and bears interest at a rate of LIBOR plus 6.5%. Beginning in January 2023, the Company will be required to make quarterly repayments in a principal amount equal to $2.1 million until the maturity date of the loan.

In connection with the refinancing, the Company recorded expense for a portion of the remaining unamortized debt issuance costs totaling, $4.4 million, which was recorded to Interest expense in the Consolidated Statements of Comprehensive Income. In addition, $3.6 million of new debt issuance costs was recorded as a reduction to Long-term debt on the Consolidated Balance Sheets and will be amortized through the maturity date as Interest expense in the Consolidated Statements of Comprehensive Income.

$160 Million ABL FILO Facility

In connection with the fiscal 2021 refinancing activities, the Company entered into a $160 million ABL FILO Facility which will mature on December 16, 2026. The ABL FILO Facility is subject to a borrowing base. Pricing on the ABL FILO Facility is tiered based on the utilization under the Revolving Credit Facility. As of the end of the fiscal period, the applicable interest rates were LIBOR plus 2.75% or Prime Rate plus 1.75%. The Company is not required to make principal repayments until the maturity date of the facility.

The Company recorded $1.1 million of debt issuance costs as a reduction to long-term debt on the consolidated balance sheets for the ABL FILO Facility that will be amortized through the maturity date as Interest expense in the Consolidated Statements of Comprehensive Income.

Third-Party Fees

In addition to the debt issuance costs discussed above, the Company paid certain third-party fees totaling $5.0 million related to the refinancing which were expensed as incurred during fiscal 2021.

Long-Term Debt:

(in millions)	January 29, 2022	January 30, 2021
Issue:
2020 Term Loan Due 2026	$—	$520
ABL FILO Facility Due 2026	160	—
ABL Term Loan Due 2026 (FILO Facility in Fiscal 2020)	340	300
Total debt	500	820
Unamortized debt issuance costs	(8)	(15)
Less: current maturities	(2)	(20)
Total long-term debt	$490	$785
Weighted-average interest rate at year end	5.4%	9.8%
Weighted-average maturity (in years)	4.9	5.6

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Scheduled Annual Principal Payments on Debt:

(in millions)
2022	$2
2023	9
2024	9
2025	9
2026	471
Thereafter	—
Total	$500

14. Member’s Equity

Member’s Contributions
The Company is wholly owned by Penney Holdings LLC, a direct subsidiary of Copper. The initial capital contribution from Penney Holdings LLC to the Company consisted of a $300 million cash contribution.

Member’s Tax Distributions
In fiscal 2021, the Company distributed $257 million to members related to their respective share of estimated income taxes.

Profits Interest Awards
In October 2021, Penney Management Holdings LLC (“Penney”) was formed to hold Profits Interest Awards as defined in the Penney Management Holdings LLC Equity Incentive Plan (“Equity Incentive Plan”) to attract and retain officers, directors, employees, and consultants to participate in the long-term growth and financial success of Copper. The awards were granted on November 15, 2021, to certain members of management in the form of Class B-1 (“Time-Vested Awards”) and B-2 (“Performance Awards”) membership interests in Penney, in aggregate “Class B” awards. The Equity Incentive Plan, among other things, established the ownership of certain membership units and defined the distribution rights and allocations of profits and losses associated with those membership units. Class B awards are subject to both service and performance vesting conditions and will share in the appreciation of invested capital after Copper’s Class A members receive the agreed upon return of their invested capital. The Class B awards have no voting rights or board of member representation.

The Time-Vested Awards will vest annually at the rate of 20% per year over five years commencing on February 1, 2021, or grant date for employees promoted or hired into eligible positions after October 1, 2021. These Awards are payable at the time of a Corporate Transaction (i.e., change in control, a significant sale or recapitalization or an initial public offering) and are also permitted to be redeemed with Penney at fair market value beginning six months following the fifth anniversary of the Grant Date. All outstanding Time-Vested Awards shall 100% vest immediately prior to the effective date of a change in control, as defined by the equity awards agreement.

Performance Awards will vest based on the return on invested capital multiple that is achieved as defined by the equity awards agreement. The amount that can be realized by the recipient of the Performance Awards will vary based on specified multiples that are designed to increase in proportion to the increase in the underlying multiple. These Awards are payable at the time of a Corporate Transaction and are also permitted to be redeemed with Penney at fair market value beginning six months following the seventh anniversary of the Grant Date. Vesting will not occur unless a minimum performance criteria threshold is achieved.

For both the Time-Vested and Performance Units, if the grantees’ continuous service terminates for any reason, the grantee shall forfeit all right, title, and interest in and to any unvested units as of the date of such termination, unless the grantees’ continuous service period is terminated by the Company without cause within the six-month period prior to the date of consummation of the change in control. In addition, the grantee shall forfeit all right, title, and interest in and to any vested units if the grantee is terminated for cause, breaches any post-termination covenants, or fails to execute any general release required to be executed. The Performance Units are also subject to certain performance criteria which may cause the units not to vest.

As of January 29, 2022, Penney granted approximately 22.3 million units and had 11 million total Profit Interest Units reserved for issuance under the equity plan.

The Class B awards issued to Penney’s management have been classified as equity awards and the share-based compensation expense is recognized based on the grant date fair value of the awards. On January 29, 2022, the applicable hurdle rate for these Class B performance units was not met.

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Accordingly, the Company determined the fair value of each award on the date of grant using the Black-Scholes Option Pricing Model for the Time-Vested units and the Monte Carlo Simulation model for the Performance-based units with the following assumptions used for the grants issues for the year ended January 29, 2022:

	2021 Time-Vested	2021 Performance
Expected term (in years)	5	7
Risk-free interest rate	1.26%	1.51%
Expected volatility	75%	66%
Expected dividend yield	—%	—%

The expected term of the incentive units is based on expected future employee service. The risk-free rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on the historical volatility of guideline public entities that are similar to the Company, as the Company does not have sufficient historical transactions of its own shares to calculate expected volatility. As of January 29, 2022, the Company does not intend to pay dividends or distributions in the future other than for distributions related to member tax obligations.

The Company recorded total compensation expense of $1.1 million related to the awards granted for the year ended January 29, 2022. The Company has unrecognized compensation expense of $9.2 million related to unvested time and performance units which it will recognize over the weighted average vesting period of 4.8 years.

(in thousands)	Time-Vested Awards		Performance Awards		Total Profits Interest
	Profit Interest Units	Weighted Average Grant Date Fair Value	Profit Interest Units	Weighted Average Grant Date Fair Value	Profit Interest Units	Weighted Average Grant Date Fair Value
Outstanding, January 30, 2021	—		—		—
Granted	14,434	0.48	8,111	0.42	22,545	0.46
Vested	—	—	—	—	—	—
Forfeited	—	—	(210)	0.42	(210)	0.42
Outstanding, January 29, 2022	14,434	0.48	7,901	0.42	22,335	0.46

15. Restructuring, Impairment, Store Closing, and Other Costs

In fiscal 2021, the Company incurred $47 million, respectively in Restructuring, impairment, store closing, and other costs in the Consolidated Statements of Comprehensive Income. The components of these costs include:

•Restructuring – charges for actions to reduce our corporate expenses including employee termination benefits and other restructuring/reorganization advisory costs. For fiscal 2021, these costs consisted primarily of third-party services related to the acquisition and continued transition of the business into the new Copper Retail JV legal entity structure.
•Impairment – charges for impairments of long-lived assets, offset by net gains associated with insurance payments received for property losses.
•Store closing - costs related to store closures, including liquidation services and employee termination benefits. For fiscal 2021, these costs are primarily related to liquidation service provider fees, accrued severance costs related to store associates, offset by gains from the sale of store fixtures.
•Other costs – charges related to implementing changes within our management leadership team for both incoming and outgoing members of management and other non-recurring costs (mostly professional fees) unrelated to the categories above. For fiscal 2021, these costs primarily include the impact of re-measurement of the contingent earn-out liability, expenses related to the refinance of the debt and charges related to implementing changes within our management leadership team. For fiscal 2020, these costs primarily included acquisition and transition related costs.

(in millions)	Fiscal 2021	Fiscal 2020
Restructuring	$23	$5
Impairment	(3)	—
Store Closing	3	—
Other Costs	24	29
Total	$47	$34

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The following table summarizes changes in the restructuring liability during fiscal 2021:

(in millions)	Restructuring Liability
Balance at inception, October 22, 2020	—
Assumed liability at December 7, 2020	8
Payments and reversals	(5)
Additions	5
Balance - January 30, 2021	8
Payments and reversals	(21)
Additions	32
Balance - January 29, 2022	19

16. Leases

We conduct a major part of our operations from leased premises (building or land) that include retail stores, store distribution centers, warehouses, offices, and other facilities. Almost all leases include renewal options where we can extend the lease term from one to 50 years or more. We also rent or sublease certain real estate to third parties. Our lease contracts do not contain any purchase options or residual value guarantees.

As contemplated by the Asset Purchase Agreement, Copper entered into Master Lease Agreements for 160 retail stores (RMLA) and 6 distribution centers (DCMLA). Landlords under the Master Lease Agreements were formed by a group of JCPenney first lien lenders for the purposes of acquiring the 160 retail stores and 6 distribution centers from JCPenney as part of its chapter 11 plan for reorganization. Under the Master Lease Agreements, the Company leases the retail locations and distribution centers for a base term of 20 years beginning December 7, 2020. A net unfavorable adjustment of $183 million was recorded as of the acquisition date for off-market terms, primarily as a result of the duration of the lease term, which reduced the right-of-use assets related to leases under the Master Lease Agreements. In fiscal 2021 and fiscal 2020, approximately $9 million and $1.5 million was recorded as a reduction to SG&A in the Consolidated Statements of Comprehensive Income related to this adjustment.

During fiscal 2021, 14 store locations and all 6 distribution center locations were sold subject to our leasehold interest to third parties. We entered into lease agreements with respect to 11 of these store locations with unrelated landlords, 2 store locations with Brookfield and 1 store location with Simon, all on substantially the same terms as the RMLA. At January 29, 2022, there were 146 remaining retail stores under the RMLA. The DCMLA was assigned to the purchaser of the 6 distribution centers and we continue to operate such distribution centers as the tenant under the terms of the original lease.

Leases

(in millions)	Classification	January 29, 2022	January 30, 2021
Assets
Operating	Operating lease assets	$1,579	$1,667
Finance	Financing lease assets (1)	87	39
Total lease assets		$1,666	$1,706
Liabilities
Current:
Operating	Current operating lease liabilities	$49	$56
Finance	Current financing lease liabilities	3	—
Noncurrent:
Operating	Noncurrent operating lease liabilities	1,768	1,803
Finance	Noncurrent financing lease liabilities	89	40
Total lease liabilities		$1,909	$1,899

(1) Financing lease assets are recorded net of accumulated amortization of $7.0 million and $0.5 million as of January 29, 2022, and January 30, 2021, respectively.

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Lease Cost

(in millions)	Classification	Fiscal 2021	Fiscal 2020
Operating lease cost	SG&A	$280	$47
Variable lease cost	SG&A	31	10
Finance lease cost
Amortization of lease assets	Depreciation and amortization	6	1
Interest in finance lease liabilities	Net interest expense	7	1
Rental income	SG&A	(8)	—
Net lease cost		$316	$59

As of January 29, 2022, future lease payments were as follows:

(in millions)	Operating Leases	Financing Leases	Total
2022	$246	$13	$259
2023	277	14	291
2024	254	13	267
2025	232	14	246
2026	242	15	257
Thereafter	3,062	173	3,235
Total lease payments	4,313	242	4,555
Less: amounts representing interest	(2,496)	(150)	(2,646)
Present value of lease liabilities	$1,817	$92	$1,909

Lease term and discount rate are as follows:

(in millions)	January 29, 2022	January 30, 2021
Weighted-average remaining lease term (years)
Operating Leases	17	18
Financing Leases	17	20
Weighted-average discount rate
Operating Leases	11%	11%
Financing Leases	11%	11%

Other information:

(in millions)	Fiscal 2021	Fiscal 2020
Cash paid for amounts included in the measurement of these liabilities
Operating cash flows from operating leases	214	41
Operating cash flows from financing leases	7	1
Financing cash flows from financing leases	2	1

17. Defined Contribution Plans

In fiscal 2021, the Company offered two defined contribution plans: Savings, Profit-Sharing and Stock Ownership Plan (Savings Plan) and the Safe Harbor 401(k) Plan (Safe Harbor Plan). The plans were acquired on December 7, 2020, and employees continued to participate in the plans based on their eligibility as of December 31, 2020, under the JCPenney plans. Employees hired or rehired by the Company or a participating employer on or after January 1, 2021, were eligible to participate in the Safe Harbor Plan. Effective December 31, 2021, the Savings Plan was merged into the Safe Harbor Plan.

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Savings Plan participants were eligible to receive a fixed matching contribution each pay period equal to 50% of up to 6% of pay contributed by the employee. Matching contributions were credited to employees’ accounts in accordance with their investment elections.

In the Safe Harbor Plan, participants aged 21 or older become eligible for the Company matching contributions after completing 1,000 hours of service in an eligibility period. The Company matching contributions under the Safe Harbor Plan are equal to 100% of up to 5% of pay contributed by the employee. Matching contributions are credited to employees' accounts in accordance with their investment elections and fully vest immediately.

The expense for these plans, included in SG&A expenses in the Consolidated Statements of Comprehensive Income, was $29 million in fiscal 2021 and $5 million in fiscal 2020.

18. Supplemental Cash Flow Information

(in millions)	Fiscal 2021	Fiscal 2020
Income taxes received/(paid), net	$(16)	$—
Interest on long-term debt received/(paid), net	$(81)	$(5)

19. Litigation and Other Contingencies

We are subject to various legal and governmental proceedings involving routine litigation incidental to our business. While no assurance can be given as to the ultimate outcome of these matters, we currently believe that the final resolution of these actions, individually or in the aggregate, will not have a material adverse effect on our results of operations, financial position, liquidity, or capital resources.

20. Subsequent Events

The Company has evaluated subsequent events through March 31, 2022, the date the financial statements were issued.

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Penney Intermediate Holdings LLC
Narrative Report

($ in millions)	Fiscal 2021	Fiscal 2020	B/(W)
Total net sales	$7870	$1211	$6,659
Credit income and other	366	59	307
Total revenues	8,236	1,270	6,966
Cost and expenses/(income):
Cost of goods sold	5,064	853	4,211
Selling, general and administrative	2,452	330	2,122
Depreciation and amortization	211	31	180
Real estate and other, net	(14)	—	(14)
Restructuring, impairment, store closing and other costs	47	34	13
Total costs and expenses	7,760	1,248	6,512
Operating income	476	22	454
Bargain purchase gain	—	1,294	(1,294)
Net interest expense	111	(15)	126
Loss on extinguishment of debt	5	—	5
Income before income taxes	360	1301	(941)
Income tax expense	13	2	11
Net income	$347	$1,299	$(952)
Other comprehensive income:
Currency translation adjustment	(2)	—	(2)
Comprehensive income	345	1299	(954)

Summary Results of Operations for Fiscal Year Ended January 29, 2022

Total net sales were $7.9 billion for the year ended January 29, 2022 and were $6.7 billion favorable to the prior year. Total revenues were $8.2 billion or $6.9 billion favorable when compared to the prior year.

Cost of goods sold as a percent of total net sales were 64.3% and 70.4% for Fiscal 2021 and Fiscal 2020, respectively. Selling, general and administrative expenses were $2.5 billion or 31.2% of total net sales compared to $0.3 billion, or 27.3% for the prior year. Depreciation and amortization were $0.2 billion compared to $0.03 billion the prior year.

Financial Condition and Liquidity

As of January 29, 2022, the Company had $1.75 billion available for borrowing with no borrowings outstanding and $0.3 billion reserved for outstanding standby letters of credit. Taking into account minimum availability requirements and available cash, the Company had $1.6 billion in total liquidity as of January 29, 2022.

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Penney Intermediate Holdings LLC
Statement of Consolidated Adjusted EBITDA
For the Twelve Months Ended January 29, 2022

(In millions)
Net Income	$347
Plus:
Interest expense	111
Income tax expense	13
Depreciation and amortization	211
Restructuring, impairment, store closing and other costs	47
Minus:
Real estate and other, net	(14)
Consolidated adjusted EBITDA	$715

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

SECTION V
Definitions and Disclaimers

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Distribution Date Statement
Definitions
The following metrics apply to Quarterly Reporting only:

(A)    “Tenant’s Sales per Square Foot” is not a measure of the Trust’s financial performance and is provided solely for investors’ informational purposes based on the information that the Trust receives from the Tenant. This measure of operations is derived from sales information reported to the Trust by the Tenant in accordance with the retail master lease and/or distribution center master lease (each, a “Master Lease”), as applicable. The Trust and the Manager do not have the ability to verify the calculation of this information. The calculation of this information by the tenant may be different than how similar measures of operations might be calculated by others. Finally, the Trust is unable to reconcile “Tenant’s Sales per Square Foot” to a comparable GAAP financial measure because no reconciliation is provided for in the applicable Master Lease. Therefore, investors should be cautious about relying upon “Tenant’s Sales per Square Foot.”

(B)    “Tenant’s Four-Wall EBITDAR” is not a measure of the Trust’s financial performance and is provided solely for investors’ informational purposes based on the information that the Trust receives from the Tenant. This measure of operations is calculated in accordance with the [Master Lease] and is reported to the Trust by the tenant in accordance therewith. The Trust and the Manager do not have the ability to verify the calculation of this measure of operations. In addition, the calculation of “Tenant’s Four-Wall EBITDAR” in accordance with the applicable Master Lease may be different than how similar measures of operating statistic might be calculated by others. Finally, the Trust is unable to reconcile “Tenant’s Four-Wall EBITDAR” to a comparable GAAP financial measure because no reconciliation is provided for in the applicable Master Lease. Therefore, investors should be cautious about relying upon “Tenant’s Four-Wall EBITDAR.”

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Contact Us For additional information, please contact: Investor Relations at (310) 526-1707	Distribution Date: 05/10/2022 Record Date: 05/09/2022 Determination Date: 04/30/2022

Monthly Distribution Date Statement
Disclaimer
Forward-Looking Statements: This distribution statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on our beliefs as well as on a number of assumptions concerning future events. Readers of these materials are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. We do not undertake a duty to update these forward- looking statements, which speak only as of the date on which they are made. The most important factors that could prevent us from achieving the stated goals include, but are not limited to: (a) the severity, duration and geographical scope of the COVID-19 pandemic and the effects of the pandemic and measures intended to prevent its spread on our business, results of operations, cash flows and financial condition, including declines in rental revenues and increases in operating costs in the portfolio, deterioration in the financial conditions of the tenants and their ability to satisfy their payment obligations, increased risk of claims, litigation and regulatory proceedings and the ability of federal, state and local governments to respond to and manage the pandemic effectively; (b) the ability and willingness of the tenants, operators, managers and other third parties to satisfy their obligations under their respective contractual arrangements, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (c) the ability of the tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties; (d) macroeconomic conditions such as a disruption of or a lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations; (e) the nature and extent of future competition, including new construction in the markets in which the our properties are located; (f) the ability of the tenants, operators and managers, as applicable, to comply with laws, rules and regulations in the operation of the properties; (g) the ability and willingness of the tenants to renew their leases upon expiration of the leases, the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event the we exercises our right to replace an existing tenant or manager; and (h) the other factors set forth in the our periodic filings with the Securities and Exchange Commission.

Non-GAAP Presentation: Certain of the financial measures presented in this distribution statement are non-GAAP financial measures, other metrics and other information. We believe that non-GAAP financial measures, other metrics and other information provide useful information to investors regarding our financial condition, result of operations and other matters. The non-GAAP financial measures, other metrics and information as presented in this distribution statement may be adjusted in management’s reasonable judgment as appropriate, taking into account a variety of circumstances, facts and conditions. These adjustments may be material and may or may not be specifically identified in footnotes or otherwise.
Our measures, metrics and other information (and the methodologies used to derive them) may not be comparable to those used by other companies. The foregoing language applies to (and supersedes if different from) the specific definitions contained herein. Readers are cautioned to refer to our periodic filings furnished to or filed with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are prepared in accordance with GAAP. This distribution statement and the information contained herein should be reviewed in conjunction with such filings.

SEC Reporting: The information in this distribution statement should be read in conjunction with our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our earnings press release and other information filed with, or furnished to, the SEC. You can access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act at www.ctltrust.net as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can also review these SEC filings and other information by accessing the SEC’s website at http://www.sec.gov. We routinely post important information on our website at www.ctltrust.net in the “Investors” section, including financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors.” Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the SEC. The information on or connected to our website is not, and shall not be deemed to be, a part of, or incorporated into this distribution statement.

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